UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 6, 2005

TUT SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25291	94-2958543
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6000 SW Meadows Drive, Suite 200

Lake Oswego, Oregon 97035

(Address of principal executive offices) (Zip Code)

(971) 217-0400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 16, 2005, Tut Systems, Inc., a Delaware corporation (the “Company”) received formal notice from CoSine Communications, Inc., a Delaware corporation (“CoSine”) terminating the Agreement and Plan of Merger, dated as of January 7, 2005, as amended, by and among the Company, Cadillac Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and CoSine pursuant to which CoSine was to be merged with and into Merger Sub with Merger Sub being the surviving entity (the “Merger”). Pursuant to the merger agreement, either party could elect to terminate the merger agreement if the transaction had not closed by May 15, 2005.

The transaction was expected to result in net cash to the Company of approximately $22.75 million. The Company was acquiring CoSine primarily to provide additional financial resources, and did not expect significant revenue from CoSine’s remaining lines of business. The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 to the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission on February 15, 2005.

On May 17, 2005, the Company issued a press release announcing the receipt of CoSine’s notice of termination and stating that the Company intends to review its legal options in light of CoSine’s decision to terminate the merger agreement. The press release, attached hereto as Exhibit 99.1, is being furnished with this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description
99.1	Press release dated May 17, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

May 19, 2005	By:	/S/ RANDALL K. GAUSMAN
Randall K. Gausman,
Vice-President, Finance and Administration, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer and Duly Authorized Officer)

Index to Exhibits

Exhibit	Description
99.1	Press release dated May 17, 2005

1